Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Modigene Inc.

Gentlemen:

We hereby consent to the use of our Report of Independent Registered Public Accounting Firm, with respect to the consolidated financial statements of Modigene Inc. and its subsidiaries as of and for the year ended December 31, 2008, in the filing of Form 10-K.

/s/ Yarel + Partners
Yarel + Partners

Certified Public Accountants

Tel-Aviv, Israel
March 16, 2009